Exhibit 99.1

April 17, 2023

Dear Summit Healthcare REIT, Inc. Shareholder:

We are providing our annual update on Summit Healthcare REIT, Inc. (“we” or “Summit” or the “Company”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of December 31, 2022 and our Annual Report on Form 10-K for the year ended December 31, 2022. If you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com, and you will receive the Annual Report on Form 10-K via regular mail.

2022 YEAR IN REVIEW

Over the past year, the country has continued recovering from the worst impacts of the COVID-19 pandemic and transitioning away from social distancing practices and mask mandates. Despite the anticipated end to this global pandemic which has impacted us over the last three years, significant economic challenges exist in this post-COVID world which pose new threats to the overall economy and specifically the healthcare industry. Current nursing home occupancy levels have not rebounded to their pre-COVID levels and may not in the near future due to the increased popularity of the home healthcare alternative resulting from the pandemic and the push by the US Department of Health and Human Services Centers for Medicare & Medicaid Services due to home health’s cost savings. Healthcare operators are also experiencing rising expenses due to inflationary pressures as well as increased nursing and related agency costs due to continued staffing pressures. State COVID-19 stimulus funds and other federal CARES Act aid to senior housing and care operators has decreased significantly over the last year, greatly impacting operators’ ability to offset their higher expenses. Many skilled nursing facility operators are turning to their landlords to defer, reduce or abate lease payments until state Medicaid rate increases take effect later this year, occupancy increases, and cash flow improves. To make matters worse, the Federal Reserve raised the federal funds rate by nearly five percentage points in 2022 through 2023 with additional rate hikes possible this year. While these rate increases have been implemented with the stated goal of fighting inflation, they have also negatively affected borrowers, like us, who have adjustable-rate debt. With steadily increasing interest rates, the recent banking crisis, and the resulting credit tightening, prospective real estate investors, like us, will likely remain sidelined until the inflation rate moderates, and interest rates stabilize. Despite these challenges, we remain committed to identifying creative solutions which we believe will increase portfolio value and investor returns and will continue to work with our tenants and partners to get through this difficult economic environment. Overall, we remain optimistic about the long-term future of seniors housing and care due to the changing demographics of our country and the expected increase in demand for these services.

While most of our portfolio’s wholly owned assets have increased in value over the past year due to higher rental revenue streams resulting from lease escalators, our net asset value per share has decreased from $2.94 to $2.73 due to economic-related issues in two of our consolidated assisted living facilities and our joint venture Equity-Method Investment assets where we hold a minority interest. Our cash flow from operations has also decreased year over year primarily due to increasing interest rates on certain portfolios with floating rate debt.

Three of our joint ventures under our Equity-Method Investments experienced a material adverse effect on their operations that has resulted in impairment charges in our financial statements. In 2022, our Fantasia JV recorded an impairment of approximately $6.4 million, and we recorded our 35% share of the impairment of approximately $2.2 million in loss from equity-method investees in the consolidated statement of operations. Additionally, we determined the fair value of our investment in the Fantasia JV to be impaired, recorded an aggregate impairment of $0.2 million, and wrote off distributions receivable of approximately $0.2 million which is recorded in the loss from equity-method investees in the consolidated statements of operations for the year ended December 31, 2022, and consequently, reduced our equity-method investment balance to $0.

In 2022, our Summit Union Life Holdings joint venture or SUL JV recorded an aggregate impairment charge of approximately $6.8 million on several of the properties in the SUL JV, and we recorded our 10% share of the impairment of approximately $0.7 million in loss from equity-method investees in the consolidated statements of operations.

During 2022, the tenant of the Fantasy Pearl Holdings joint venture facilities experienced cash flow issues, and as a result, has not paid rent since August 2022. In December 2022, we recorded an impairment of our investment in Fantasy Pearl Holdings of approximately $0.2 million which is recorded in the loss from equity-method investees in the consolidated statement of operations reducing the equity-method investment balance to $0. Please review our Form 10-K for the year ending December 31, 2022 filed with the Securities and Exchange Commission or SEC on March 31, 2023 for additional information.

ANNUAL REPORT ON FORM 10-K AND SHARE VALUE

On March 31, 2023, we filed our Annual Report on Form 10-K for the year ended December 31, 2022 with the SEC. The estimated per share value as of December 31, 2022, as stated in the Form 10-K, is $2.73. This represents a $0.21 decrease from the previous year’s estimated value of $2.94. Please review our Form 10-K for information regarding this estimate.

CASH FLOW FROM OPERATIONS AND FUNDS FROM OPERATIONS OR FFO

Net cash provided by operating activities was $3,198,000 for the year ended December 31, 2022 compared to $4,376,000 for the year ended December 31, 2021. FFO per share was $0.10 for the year ended December 31, 2022 compared to $(0.04) for the same period last year. FFO is a non-GAAP supplemental financial measure that is widely recognized as a measure of REIT operating performance. We compute FFO in accordance with the definition outlined by the National Association of Real Estate Investment Trusts. For further discussion on FFO, please refer to the Form 10-K for the year ending December 31, 2022.

EXECUTIVE MANAGEMENT NEWS

Throughout 2022, our executive management team participated in various events to share their expertise. Our chief executive officer, Kent Eikanas, was a panelist at the 15th Annual Healthcare Dealmakers Conference in Dallas, Texas. Our chief operating officer and chief financial officer, Elizabeth Pagliarini, participated in the CFO Focus panel moderated by CNBC’s Jane Wells in Irvine, California; joined five other industry leaders on the Executive Roundtable at the 9th Annual IMN Real Estate CFO & COO Forum in Dana Point, CA; and sat on a panel at the 2022 American Bankruptcy Institute Health Care Program held in Nashville, Tennessee. On March 6, 2023, Elizabeth Pagliarini was selected by Kayo Conference Series as one of their trailblazing “Top 23 in ’23 Women in REITs”. Ms. Pagliarini was recognized for driving change in the Real Estate Industry by working to address current economic challenges and identifying opportunities in the REIT sector.

NEW OFFICE LOCATION

In April 2022, Summit moved company office locations from Lake Forest to Laguna Hills, California. Our new office is located at 23382 Mill Creek Drive, Suite 125 in Laguna Hills, California 92653. All other contact information, including company phone numbers and email addresses remain the same.

ESG EFFORTS

Last year, as part of our environmental and sustainability efforts, we elected to reduce the frequency of mailed written shareholder communications to once annually. However, investors can always view their statement electronically on our website’s Investor Portal as well as all of our SEC filings on our Investors tab at www.summithealthcarereit.com. As a reminder, certain current information is reported on Form 8-K with the SEC promptly after the event. Form 8-Ks can be viewed on our website or the SEC’s website at www.sec.gov. Additionally, you can review the News tab on our website any time to review all relevant Company news and information. We hope you’ll utilize these resources to stay informed about Summit’s progress.

PORTFOLIO

We currently have ownership interests in 53 senior housing facilities totaling 5,175 beds across 14 states as follows: 100% ownership of 14 properties, a 95.3% interest in four properties, a 35% interest in one property, a 20% interest in two properties, and a 10% interest in 32 properties.

Please review all our filings with the SEC for more information. If you have any questions, please contact your financial advisor, our investor services and transfer agent team at Computershare at (888) 522-1771, or our Senior Vice President, Chris Kavanagh at (949) 535-1988. As always, thank you for your continued confidence and support.

Sincerely,

Elizabeth A. Pagliarini

Chief Operating Officer & Chief Financial Officer

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s quarterly report for the periods ended March 31, 2022, June 30, 2022, September 30, 2022, and annual report on Form 10-K for the year ended December 31, 2022. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.